Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Voyager Learning Company
We consent to incorporation by reference in the registration statements (Nos. 33-99982, 333-48425, 333-93099, 333-127232, 333-101186, and 333-58293) on Form S-8 of Voyager Learning Company (formerly known as ProQuest Company) and in the registration statement (No. 333-59450) on Form S-3 of Voyager Learning Company of our report dated September 17, 2008, with respect to the consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows of Voyager Learning Company and subsidiaries for the fiscal year ended December 30, 2006 and the related financial statement schedule, which report appears in the fiscal 2008 annual report on Form 10-K of Voyager Learning Company.
Our report refers to a change to the method of accounting for share-based payments in 2006.
/s/ KPMG LLP
Detroit, Michigan
March 5, 2009